Monterey Pasta Company

1528 Moffett Street

Salinas, California 93905

831/753-6262

CONTACT:	Steve Brinkman, Chief Financial Officer, Ext. 103 (steveb@montereypasta.com)
James Williams, Chief Executive Officer, Ext. 118 (jimw@montereypasta.com)

FOR IMMEDIATE RELEASE

MONTEREY PASTA COMPANY REPORTS TWENTY-FIFTH STRAIGHT PROFITABLE QUARTER

•                  Sales increase of 11% compared with second quarter of 2002

•                  E.P.S at $.03

SALINAS, CA (July 29, 2003) — Monterey Pasta Company (NASDAQ: PSTA) today reported net income for the quarter ended June 29, 2003 of $491,000, or $0.03 per share, on net revenues of $15,311,000, based on 14.4 million diluted shares outstanding.  This compares with a net income of $1,100,000 for the quarter ended June 30, 2002, which resulted in earnings of $0.07 per share, on net revenues of $13,794,000, based on 14.8 million diluted shares outstanding.

On a year-to-date basis Monterey Pasta’s net income of $1,403,000 on sales of $31,388,000 and diluted shares of 14.4 million, resulted in earnings per share of $.10, compared with 2002 results, which showed net income of $3,087,000 or $.21 per share on sales of $29,856,000 and 14.7 million diluted shares outstanding.  The 2003 net income number reflects a combined State and Federal tax rate of 32.3%, while the 2002 tax rate for book purposes was 12%.  Applying a level of taxation to the 2002 net income, consistent with the 2003 rate, results in a proforma year-to-date 2002 net income of $2,373,000 or $.16 per share.  After adjusting for consistent taxation, the year-to-date 2003 net income represents a $.06 per share decline from the 2002 results.

Gross profit for the second quarter of 2003 was 32.3% compared with 35.7% for the prior year, a decline of 3.4%. The gross margin percent decline compared with second quarter 2002 was a function of extra expense due to inefficiencies associated with the rollout of a new club store package, an increase in fixed costs associated with the plant expansion (lease cost, depreciation, and salaries) to support a higher sales level, and higher fixed costs in general including salaries and depreciation added to support higher future sales expectations.

Selling, general and administrative expenses were 28.6% in second quarter 2003, compared with 26.9% in second quarter 2002. The increased SG&A expenses as a percent of sales are attributable to spending levels geared to a higher sales growth expectation than was achieved in the first six months.

Commenting on the results, James M. Williams, Chief Executive Officer and President, said, “This was an eventful quarter during which we achieved the rollout of our innovative new package design to our two largest customers.  Unfortunately, this significant transition was not accomplished without some inefficiencies, which negatively impacted our earnings for the quarter.  These inefficiencies, which were detailed in our July 2, 2003 press release, included periods when our facility was not fully occupied followed by periods when it was over-taxed.  The process of applying the new sleeve also experienced startup problems, and we still need to select and implement a more automated process.  As far as the sales impact of the new packaging, preliminary indications give us room for optimism, although it is still too early to establish a clear trend.”

Mr. Williams elaborated on the makeup of sales for the second quarter, “The revenue gain compared with the second quarter of 2002 was the result of increased retail sales including Emerald Valley Kitchen.  Retail sales increased $2,633,000 or 87%.  Emerald Valley Kitchen accounted for 40% of that increase.   Club sales declined during second quarter of 2003 with a reduction of $1,116,000 or 10%.  For the first six months of 2003 Retail sales increased $4,988,000 or 74%.  Emerald Valley Kitchen accounted for 41% of that increase.   Club sales declined during the first six months of 2003 when compared with the same period of a year ago with a reduction of $3,456,000 or 15%.   Total club store sales represented 63% of sales the first six months of 2003 as compared with 77% during the first six months of 2002.  The two major club store chains accounted for 60% of sales for the first six months of 2003.”

Founded as a regional brand, Monterey Pasta now has national distribution in over 8,700 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific.  Monterey Pasta manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 143,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) CA, and its 19,000 square foot organic food production facility in Eugene, Oregon.

This press release contains forward-looking statements regarding the marketing and sales of the Company’s products that involve a number of uncertainties and risks that could cause actual results to differ materially from those discussed in the forward-looking statements.  Risks that could cause actual results to differ materially from those discussed in the forward-looking statements, include risks associated with any reduction of sales to two major customers currently comprising a majority of total revenues, risks associated with the Company’s ability to achieve improved production efficiencies in connection with the introduction of its new packaging and new items, risks associated with timely and cost-effective introduction of new products and packaging in the coming months, risks associated with accomplishing the anticipated results of the recently-completed plant expansion program, retention of key personnel and retention of key management, the risks inherent in food production, and intense competition in the market in which the Company competes.  Future sales projections are based in part on the assumption that the Company will retain the current level of business in existing retail and club stores, and will continue to add new stores.  The Company undertakes no obligation to update or revise publicly, any forward looking statements whether as a result of new information, future events or otherwise.  For additional information regarding the specific risks mentioned and other risks, please read the Company’s Annual Report on Form 10-K, for the year ended December 29, 2002, Report of Material Event on Form 8-K filed February 26, 2003, its Report of Material Event on Form 8-K filed on May 8, 2003, its Quarterly Report on Form 10-Q filed on May 9, 2003, and its Proxy Statement filed June 13, 2003.

***End***

**Table to follow**

MONTEREY PASTA COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(000’s except earnings per share numbers)

	Second Quarter Ended		Six Months Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002

Net revenues	$15,311	$13,794	$31,388	$29,856
Cost of sales	10,360	8,875	20,853	18,850

Gross profit	4,951	4,919	10,535	11,006
Selling, general and administrative expenses	4,382	3,707	8,506	7,519
Operating income	569	1,212	2,029	3,487

Gain (loss) on disposition of assets	—	—	—	(68)

Other income (expense), net	—	(4)	—	3

Interest income, net	22	42	45	86

Income before provision for income taxes	591	1,250	2,074	3,508
	(100)	(150)	(671)	(421)
Provision for income taxes
	$491	$1,100	$1,403	$3,087
Net income

Basic income per share	$0.03	$0.08	$0.10	$0.22

Diluted income per share	$0.03	$0.07	$0.10	$0.21

Primary shares outstanding	14,202,865	14,039,847	14,201,727	13,950,193

Diluted shares outstanding	14,369,809	14,821,487	14,390,962	14,710,374